Exhibit 10.1
VF CORPORATION SEVERANCE PLAN FOR SECTION 16 OFFICERS

(Effective October 6, 2023)

This is the VF Corporation Severance Plan for Section 16 Officers, effective October 6, 2023 (the “Plan”).

VF Corporation, a Pennsylvania corporation (together with its direct and indirect subsidiaries, “VF Corporation”) reserves the right to amend or discontinue the Plan, or to reduce, suspend or discontinue future contributions or benefits, at any time and for any reason. Nothing contained in this Plan is a guarantee of your continued employment with VF Corporation.

INTRODUCTION TO SEVERANCE PLAN
The purpose of the Plan is to provide severance benefits in certain situations to Eligible Employees (as defined below) who are involuntarily terminated. Severance pay is provided in addition to regular earned pay and accrued vacation benefits, if any, that may be payable to an Eligible Employee at the time of his or her separation.

ELIGIBILITY
Under this Plan, severance pay will be paid only to Eligible Employees in certain situations. Eligibility for severance is determined at the sole discretion of the Plan Administrator (as defined below).
An “Eligible Employee” is an employee of VF Corporation who:
•Has been designated by the Board of Directors of VF Corporation as an “officer” of VF Corporation pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended,
•Is terminated for reasons determined by the Plan Administrator to be beyond the employee’s control, such as,
oEmployee's resignation for “Good Reason” (as defined below),
oReorganization or job elimination, or
oFailure to be reinstated upon authorized return from a disability leave of absence of 12 months or less,
•Terminates employment under circumstances that are not an “Ineligible Termination,”
•Has received written notice from the Plan Administrator of the employee’s eligibility for severance benefits,
•Has signed and returned to VF Corporation a release in the form prescribed by VF Corporation (a “Release”), and the revocation period for the Release, if any, has expired, all within 60 days following termination of employment, and

•Has signed and agreed to the non-competition and non-solicitation obligations provided under the Plan.
For purposes of this Plan, “Good Reason” shall mean the occurrence of any of the following without the Employee’s consent:
•(A) a material reduction by VF Corporation in the Employee’s authority or responsibilities which results in the Employee no longer reporting to VF Corporation’s Chief Executive Officer;
•(B) a material reduction by VF Corporation in the Employee’s base salary other than an across-the-board reduction in compensation of similarly situated Employees;
•(C) a change of 50 miles or more in the geographic location where the Executive is to provide services; or
•(D) a material breach of the terms of the Employee’s offer letter.
Notwithstanding the forgoing, an Employee’s termination will not be deemed for Good Reason under this Plan unless the Employee provides VF Corporation with 60 days’ written notice of the occurrence of an event described above, provides VF Corporation with a period of at least 30 days to cure such event and immediately resigns from employment with VF Corporation after the cure period has expired.
The Plan Administrator, in its sole discretion, shall determine whether an individual is eligible for severance pay and benefits as an Eligible Employee.

EXCLUDED EMPLOYEES
An employee is an “Excluded Employee” who will not receive severance pay or benefits under this Plan if he or she is:
•Entitled to receive benefits under a separate severance program adopted by VF Corporation,
•Not employed by VF Corporation at the time of termination,
•Employed in VF Corporation’s Supreme brand line of business at the time of termination,
•Covered by a collective bargaining agreement (union contract) that does not provide for coverage under this Plan,
•Covered by a written employment agreement (other than confidentiality and noncompete agreements) that provides for separate severance payments in the event of termination of employment.

INELIGIBLE TERMINATIONS

Severance pay will not be paid under this Plan to an employee who loses employment with VF Corporation in an “Ineligible Termination.”

An Ineligible Termination is an employee’s termination of employment because of his or her:

•Voluntary resignation or retirement other than for “Good Reason” as defined above,
•Discharge for “Cause” as defined in the Change in Control Agreement signed by the employee,
•Discharge for reasons within the control of the employee (such as but not limited to dishonesty, inadequate work performance, attendance problems, deliberate misconduct or failure to act, destruction of property, significant breach of VF Corporation rules, failure to agree to a VF Corporation-mandated change in terms and conditions of employment (e.g., changes to VF Corporation practices and policies), commission of acts detrimental to or unfavorably reflecting on VF Corporation and similar occurrences),
•Refusal to sign an agreement to arbitrate/mediate matters associated with employment at VF Corporation,
•Starting a leave of absence, including military service leave,
•Failure to be reinstated upon authorized return from a disability leave of absence of more than 12 months,
•Termination following a disability leave that extends beyond 12 months and a thirty (30) day notice period,
•Death.

SEVERANCE BENEFITS

Amount and Timing of Severance Benefits
An Eligible Employee will receive (i) severance pay for one hundred four (104) Weeks of Pay, and (ii) outplacement services at the “Level E Series Exclusive 12” level. The Company, in its sole discretion, may elect to provide severance pay as a combination of severance via salary continuation and/or garden leave, which in combination will amount to the severance benefits.

Week of Pay

A “Week of Pay” shall be determined as follows:

•A “Week of Pay” means the officer’s base salary rate (excluding bonuses) in effect on the date the officer is separated, divided by fifty-two (52).
A Week of Pay does not include annual or long-term bonuses, overtime, shift differential payments, stipends or allowances, special one-time payments, such as non-cash awards, hiring or special achievement bonuses, relocation or foreign service payments or allowances, retention, change in control, or other bonuses related to a business transaction, or amounts realized by the employee upon the exercise of a nonqualified stock option, the lapse of restrictions applicable to restricted stock or any disposition of stock acquired under a qualified or incentive stock option.

Timing

Severance pay will be paid at regular payroll intervals following the officer’s termination of employment, which may be adjusted by VF Corporation from time to time.

In no event will any severance payments be made later than two years following the date of the officer’s termination of employment. Lump-sum payments may be made with the approval of the Plan Administrator. Any severance pay remaining unpaid at the death of a former officer who was receiving severance payments will be paid in a lump sum to the estate of the former officer as soon as possible following the death, but in no event later than two years following the officer’s termination of employment.

Notwithstanding any provision of the Plan to the contrary, if on the date of an employee’s separation from service (within the meaning of the Section 409A of the Internal Revenue Code and any guidance issued thereunder (the “409A Guidance”)) the employee is treated as a “specified employee” (within the meaning of the 409A Guidance and as determined pursuant to the identification methodology adopted by VF Corporation from time to time), payments treated as a “deferral of compensation” (within the meaning of the 409A Guidance), if any, will be made or begin on the first day of the seventh month after the date of separation from service, or, if the employee dies earlier, on the ninetieth (90th) day after his or her death. In the event that severance payments are delayed because a former employee is treated as a specified employee, payments that would have been paid but for the required delay will be accumulated and paid (without interest) to the former employee on the first payroll date after such delay.

Other Benefits During Severance
Outplacement consultation services may be provided, at the sole discretion of the Plan Administrator, to Eligible Employees, as provided above. The Plan Administrator may authorize initial outplacement consultation but may withhold further services until he/she has received the officer’s signed Release and the revocation period for the Release has expired. In no event will outplacement consultation services be provided after the last day of the second calendar year after the calendar year of the officer’s termination of employment. Any outplacement benefits provided under this Plan may not be exchanged for cash or other benefits.
Any Eligible Employee on garden leave will continue to be an active employee and will continue group medical and dental coverage through the period of garden leave. A former Employee’s (on severance via salary continuation) group medical and dental coverages, as well as vision and employee assistance program coverages, will cease at the end of the month in which employment is terminated unless he or she elects to extend coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The premium for COBRA coverage is set by the administrator of the VF Corporation Health and Welfare Benefits Plan from time to time. It is the Eligible Employee’s responsibility to pay any premiums for COBRA continuation coverage. If an Eligible Employee elects COBRA continuation coverage, then during the shorter of the severance payment period or the COBRA continuation period, VF Corporation will reimburse the Eligible Employee for the cost of the COBRA premium payments in excess of the Eligible Employee’s active employee rate for health insurance for him and his dependents on the Eligible Employee’s date of termination of employment. Notwithstanding the foregoing, no reimbursement payment will be made at any time when the employee is no longer eligible for COBRA continuation coverage.

If any reimbursements of the premiums for an Eligible Employee’s COBRA continuation coverage are taxable benefits, then such reimbursement shall be made in accordance with the requirements of Treasury Regulation section 1.409A-3(i)(1)(iv).
For the avoidance of doubt, the executive benefits available to an Eligible Employee prior to termination of employment, including but not limited to financial advisory services and executive physicals, will cease effective as of the date of termination of employment.

Equity Awards

The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the VF Corporation 1996 Stock Compensation Plan, as amended, any other VF Corporation equity plan or plans under which they were granted and any applicable award agreements.

Non-Competition and Non-Solicitation
As a condition to receiving any severance benefits under the Plan, and to the extent permitted by applicable law, each Eligible Employee shall agree that, upon termination of the Eligible Employee’s relationship with VF Corporation, for a period equal to the period in which the Eligible Employee receives severance pay (104 weeks), the Eligible Employee will not, without VF Corporation’s written consent, as principal, agent, consultant, employee, director, or otherwise, directly or indirectly, assist any Competitor of VF Corporation in any manner in which the Eligible Employee provided services or assistance to VF Corporation in any geographic area in which VF Corporation does business; provided, however, that the Eligible Employee may work for a Competitor in a segment of its business which does not compete with VF Corporation. “Competitor” means any business which is engaged in the development and/or sale of products and services which compete with VF Corporation and where VF Corporation’s confidential information or trade secrets would be useful to such business.

As a condition to receiving any severance benefits under the Plan, and to the extent permitted by applicable law, each Eligible Employee shall agree that the Eligible Employee shall not for a period of 104 weeks after termination, directly or indirectly, solicit, recruit, request, cause, induce, or encourage any employee or consultant of VF Corporation who is an employee or consultant of VF Corporation during Employee’s employment with VF Corporation to (i) terminate or alter such employment or consulting relationship, (ii) accept employment, or enter into any consulting arrangement, with any person other than VF Corporation.

As a condition to receiving any severance benefits under the Plan, and to the extent permitted by applicable law, each Eligible Employee shall agree that the Eligible Employee shall not for a period of 104 weeks after termination, directly or indirectly, solicit, recruit, request, cause, induce, or encourage any customer of VF Corporation to cease, limit, or reduce the customer’s relationship with VF Corporation. For purposes of this paragraph, customer shall mean any customer with whom the Eligible Employee had direct contact with or access to confidential information about in the 104 weeks preceding the Eligible Employee’s termination of employment.

As a condition to receiving any severance benefits under the Plan, and to the extent permitted by applicable law, an Eligible Employee shall agree that the remedies at law are inadequate and that, for any breach of the Plan’s required non-competition and non-solicitation provisions, VF

Corporation shall be entitled to injunctive relief. VF Corporation’s entitlement to injunctive relief is expressly without waiver of any other remedies VF Corporation may have, including, without limitation, compensatory and punitive damages. The Eligible Employee shall further agree that such injunctive relief may be entered without posting bond. An Eligible Employee shall further agree that in the event VF Corporation is successful in enforcing any provisions of the non-competition and non-solicitation provisions, VF Corporation shall be entitled to recover its costs and reasonable attorneys’ fees incurred in connection with such enforcement.

Termination of Severance Pay
A former employee’s right to receive further severance pay will terminate on the date he or she again becomes employed by VF Corporation or an independent contractor performing services for VF Corporation.

A former employee’s right to receive further severance will terminate and VF Corporation shall be entitled to recover amounts of severance already paid if the Plan Administrator determines subsequent to its authorization and/or payment that he or she:
•Has breached the non-competition and non-solicitation provisions of this Plan, to the extent applicable, or
•Had engaged in gross misconduct or violation of the VF Corporation Code of Conduct while still employed by VF Corporation, or
•Is engaging, or has engaged, in conduct that is disparaging of or detrimental to VF Corporation or any of its officers or employees, or
•Has commenced an action in state or federal court, or filed an administrative charge with any federal, state or local governmental agency, seeking any payment for individual relief or other individual recovery that would be barred by the Release;
Nothing in the Plan, any separation agreement to be entered into pursuant to this Plan or Release shall restrict or limit a former employee’s right to discuss the former employee’s employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency, or the former employee’s right to discuss the terms and conditions of the former employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

Termination of Plan
VF Corporation reserves the right to amend or terminate this Plan at any time by a written instrument, signed by the Talent and Compensation Committee of the VF Board of Directors or any other duly authorized officer. The amendment or termination will be effective as of the date specified in the instrument. Any employee whose employment with VF Corporation terminates after the effective date of an amendment will be bound by that amendment. Any employee whose employment terminates after the effective date of the termination of the Plan will be ineligible for any benefits under the Plan.

No Benefits Accrue
No employee of VF Corporation or any of its subsidiaries will accrue any right under this Plan before satisfying all the requirements for benefits in effect at the termination of his or her employment.

No Employment Rights
The Plan shall not confer employment rights upon any person. No person shall be entitled by virtue of the Plan to become or to remain in the employ of VF Corporation or any of its subsidiaries that have adopted the Plan and nothing in the Plan shall restrict the right of VF Corporation or any of its subsidiaries that have adopted the Plan to terminate the employment of any employee or other person at any time.

Clawback
Any amounts payable under the Plan are subject to any policy (whether in existence as of the effective date of the Plan or later adopted) established by VF Corporation providing for clawback or recovery of amounts that are paid to an Eligible Employee. VF Corporation will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law, regulation or listing requirement. Where applicable, this obligation shall be specified, and agreed to by the Eligible Employee, in his or her separation agreement and general release.

Recovery of Excess Payments
Any individual in receipt of Plan payments will be required to return to VF Corporation any benefits, or portion thereof, paid under the Plan by a mistake of fact or law.

Effect on Other Plans, Agreements, and Benefits
Any severance benefits payable to an Eligible Employee under the Plan will be: (i) reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by VF Corporation or any agreement between the Eligible Employee and VF Corporation that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to an Eligible Employee under the Plan will be reduced by any severance benefits to which the Eligible Employee is entitled by operation of a statute or government regulations.
Any severance benefits payable to an Eligible Employee under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of VF Corporation, except to the extent expressly provided therein.
Administration

The Talent and Compensation Committee of the Board of Directors of VF Corporation will be the Plan Administrator and will have overall responsibility for administration of the Plan. The Plan Administrator may also designate a duly authorized representative to administer the Plan. The Plan Administrator, or its duly authorized representative, will also have sole discretionary authority to interpret the Plan, to make factual determinations regarding the Plan, and to determine eligibility for and amounts of severance pay.

Plan Exceptions
Exceptions to this Plan may be made only upon written approval of the Plan Administrator or the Plan Administrator’s duly authorized representative.
Initial Benefit Determination

The Plan Administrator will notify a terminated employee if he or she is eligible for severance benefits and of the amount of severance pay benefits he or she will receive, if any. An employee who does not receive notice that he or she is entitled to severance benefits within 30 days after termination of employment, or who disagrees with the amount of severance benefits, must file a written claim for severance benefits within 90 days after termination of employment. The claim must be in writing, signed by the employee (the “claimant”) and dated, setting forth the facts which he or she believes to be sufficient to entitle him or her to the benefit claimed. The claim must be mailed by certified mail to the Plan Administrator or personally delivered to:

VF Corporation
Attn: Executive Vice President - Chief People Officer
1551 Wewatta Street, Denver CO 80202

Within ninety (90) days of receipt of the claim, the Plan Administrator will respond in writing to the claimant. If any claim for benefits is denied, the notice will be written in a manner calculated to be understood by the individual and will include:
•The specific reason or reasons for the denial; and
•Specific references to the pertinent Plan provisions on which the denial is based.
•If special circumstances require an extension of this ninety (90) day period, notice of the extension and the reason therefor will be furnished to the claimant by the Plan Administrator before the end of the initial ninety (90) day period. In no event will such extension exceed one hundred and eighty (180) days after the receipt of the initial claim for benefits.

Appeal Review

An employee may appeal a determination of his or her eligibility for benefits or the amount of the benefit by filing a written appeal with the Plan Administrator within 60 days after the initial benefit determination. The appeal must be mailed by certified mail to the Plan Administrator or personally delivered to:

VF Corporation
Attn: Executive Vice President - Chief People Officer
1551 Wewatta Street, Denver CO 80202

If the employee does not file an appeal within 60 days, the initial determination will be final. If the employee appeals the decision, then the requirement that the employee sign and not rescind a release within 60 days after termination of employment is extended until the 15th day following the date of the Plan Administrator’s written notice regarding the decision on the employee’s appeal.

The appeal should include the amount to which the employee believes he or she is entitled and the reason(s) why. The employee or his or her representative may submit written comments, documents, and records for consideration.

All documents relevant to a benefit determination will be provided to the employee or his or her representative on request and free of charge.

Within 60 days of receiving the appeal, the Plan Administrator will provide written notice to the employee of his or her decision on the appeal. If the appeal is denied in whole or in part, the notice will include the reasons for the denial, and all other information required by ERISA including information about the employee’s right to bring a civil action under section 502(a) of ERISA.

Extension of Time to Respond to Appeal
The time period within which the Plan Administrator is required to respond to an appeal may be extended by the Plan Administrator for an additional 60 days provided the Plan Administrator provides the claimant with written notice of the reasons for the delay.

Limitations on Legal Actions
An employee or former employee who fails to complete this appeal procedure will be barred from asserting his or her claim for benefits in any judicial or administrative proceeding. No legal action may be brought more than six months following the Plan Administrator’s final benefit determination.

Internal Revenue Code Section 409A
In no event will severance pay be paid for more than 104 weeks without the written approval of the Plan Administrator.

It is the intent of VF Corporation, including any subsidiary employing an Eligible Employee, that payments or benefits provided under the Plan will be considered either a “short-term deferral” or a “separation pay plan” that does not provide for the deferral of compensation within the meaning of Code Section 409A and the regulations thereunder (“Section 409A”), and the Plan will be construed and interpreted in accordance with such intent.

If and to the extent that any payment or benefit is determined by the Plan Administrator to constitute “nonqualified deferred compensation” subject to Section 409A, (a) if such payment or benefit is provided to an Eligible Employee who is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures established by VF Corporation), then such payment or benefit shall not be made or commence until the first day of the seventh month after the date of separation from service (the “six-month delay”) and (b) such payment shall be made as part of the fixed schedule made up of the payroll dates during the 104-week severance period. Any installment payments that would have been made but for the six-month delay shall be accrued and paid on the first payroll period that occurs after the end of the six-month delay. No interest will accrue or be paid with respect to any such accrued payments subject to such six-month delay. All installment payments made under the Plan shall be treated as separate payments and not aggregated for purposes of Section 409A.

In addition, if a severance or benefit under this Plan is subject to Section 409A, then if the consideration period for execution and delivery of the required general release spans two calendar years, payments may not begin (or be made) before the second calendar year.

Notwithstanding the foregoing, neither VF Corporation nor the Plan Administrator guarantees any tax consequences of any Eligible Employee’s or beneficiary’s entitlement to or receipt of payments or other benefits from, the Plan, and each Eligible Employee or beneficiary (if applicable) will be solely responsible for payment of any tax obligations incurred in connection with the benefits provided under the Plan.